DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2023 REITERATES FULL YEAR 2023 GUIDANCE

SPARTANBURG, S.C., May 2, 2023 - Denny’s Corporation (the "Company") (NASDAQ: DENN), owner and operator of Denny's Inc. ("Denny's") and Keke's Inc. ("Keke's") today reported results for its first quarter ended March 29, 2023 and provided a business update on the Company’s operations.

Kelli Valade, Chief Executive Officer, stated, "We were pleased to see our ongoing efforts to enhance the Denny's brand contribute to a great start in 2023, as we outperformed on many key metrics relative to the prior year. As our business and the entire industry continues to navigate a challenging operating environment, our focus remains steadfast on the long-term brand revitalization strategies at Denny's and expanding the reach of Keke's."

First Quarter 2023 Highlights

•Total operating revenue grew 13.9% to $117.5 million compared to the prior year quarter.
•Denny's domestic system-wide same-restaurant sales** grew 8.4% compared to the equivalent fiscal period in 2022, including increases of 8.1% at domestic franchised restaurants and 11.4% at company restaurants.
•Opened five Denny's franchised restaurants, including four international locations.
•Completed eight Denny's franchised restaurant remodels.
•Operating income was $16.1 million compared to $13.3 million in the prior year quarter.
•Franchise Operating Margin* was $31.6 million, or 49.4% of franchise and license revenue, and Company Restaurant Operating Margin* was $7.0 million, or 13.0% of company restaurant sales.
•Net income was $0.6 million, or $0.01 per diluted share.
•Adjusted Net Income* and Adjusted Net Income Per Share* were $7.5 million and $0.13, respectively.
•Adjusted EBITDA* was $18.5 million.
•Cash provided by (used in) operating, investing, and financing activities was $16.2 million, $(0.6) million, and $10.2 million, respectively.
•Adjusted Free Cash Flow* was $12.6 million.
•Repurchased $9.0 million of common stock.

First Quarter 2023 Results

Total operating revenue increased 13.9% to $117.5 million compared to $103.1 million in the prior year quarter.

Franchise and license revenue was $64.0 million compared to $59.1 million in the prior year quarter. This increase was primarily driven by Denny's franchised restaurants same-restaurant sales** growth and $1.5 million of Keke's franchise revenue in the current quarter, partially offset by a decline in the number of Denny's franchised equivalent restaurants.

Company restaurant sales were $53.5 million compared to $44.0 million in the prior year quarter. This growth consists of benefits from Denny's price increases compared to the prior year quarter and $3.7 million of Keke's company restaurant sales in the current quarter.

Franchise Operating Margin* was $31.6 million, or 49.4% of franchise and license revenue, compared to $28.5 million, or 48.1%, in the prior year quarter. This margin increase was primarily due to the improvement in sales performance at Denny's franchised restaurants.

Company Restaurant Operating Margin* was $7.0 million, or 13.0% of company restaurant sales, compared to $5.4 million, or 12.2%, in the prior year quarter. This margin change was primarily due to the improvement in sales performance at company restaurants, partially offset by commodity and labor inflation.

Total general and administrative expenses were $20.1 million, compared to $17.0 million in the prior year quarter. This change was primarily due to increases in corporate administration expenses, deferred compensation valuation adjustments and performance-based incentive compensation, partially offset by a reduction in share-based compensation expense.

The provision for income taxes was $1.0 million, reflecting an effective tax rate of 61.5% for the quarter. The 2023 quarterly rate included a 36.6% discrete item relating to share-based compensation. The Company expects the 2023 fiscal year effective tax rate to be between 26% and 30%. Approximately $0.5 million in cash taxes were paid during the quarter.

Net income was $0.6 million, or $0.01 per diluted share, compared to $21.9 million, or $0.34 per diluted share, in the prior year quarter. This change in net income was primarily due to valuation adjustments related to dedesignated interest rate hedges, including gains in the prior year quarter and losses during the current quarter. Adjusted Net Income* per share was $0.13 compared to $0.11 in the prior year quarter.

The Company ended the quarter with $274.8 million of total debt outstanding, including $264.0 million of borrowings under its credit facility.

Adjusted Free Cash Flow* and Capital Allocation

Adjusted Free Cash Flow* in the quarter was $12.6 million after investing $1.3 million in cash capital expenditures, including facilities maintenance.
During the quarter, the Company allocated $9.0 million to share repurchases resulting in approximately $143.6 million remaining under its existing repurchase authorization.

Business Outlook

The Company is reiterating the previously announced full year 2023 guidance, based on management's expectations that the current consumer and economic environment will not change materially.

•Denny's domestic system-wide same-restaurant sales** between 3% and 6%.
•Consolidated restaurant openings of 35 to 45, including 8 to 12 new Keke's restaurants, with a consolidated net decline of 15 to 25.
•Commodity inflation between 4% and 6%.
•Labor inflation of approximately 5%.
•Consolidated total general and administrative expenses between $79 million and $82 million, including approximately $14 million related to share-based compensation expense which does not impact Consolidated Adjusted EBITDA*.
•Consolidated Adjusted EBITDA* between $86 million and $90 million.

*    Please refer to the Reconciliation of Net Income and Net Cash Provided by Operating Activities to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the tables below. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable U.S. generally accepted accounting principles (GAAP) estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, initial and other fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

The Company will provide further commentary on the results for the first quarter ended March 29, 2023 on its quarterly investor conference call today, Monday, May 2, 2023 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the Company's investor relations website at investor.dennys.com.

About Denny's Corporation

Denny’s Corporation is one of America’s largest full-service restaurant chains based on number of restaurants. As of March 29, 2023, the Company consisted of 1,648 restaurants, 1,574 of which were franchised and licensed restaurants and 74 of which were company operated.

Denny's Corporation consists of the Denny’s brand and the Keke’s brand. As of March 29, 2023, the Denny's brand consisted of 1,594 global restaurants, 1,528 of which were franchised and licensed restaurants and 66 of which were company operated. As of March 29, 2023, the Keke's brand consisted of 54 restaurants, 46 of which were franchised restaurants and 8 of which were company operated.

For further information on Denny's Corporation, including news releases, links to SEC filings, and other financial information, please visit investor.dennys.com.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health and political conditions that impact consumer confidence and spending, including COVID-19; commodity and labor inflation; the ability to effectively staff restaurants; the Company's ability to maintain adequate levels of liquidity for its cash needs, including debt obligations, payment of dividends, planned share repurchases and capital expenditures as well as the ability of its customers, suppliers, franchisees and lenders to access sources of liquidity to provide for their own cash needs; competitive pressures from within the restaurant industry; the Company's ability to integrate and derive the expected benefits from its acquisition of Keke's Breakfast Cafe; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment and geopolitical events (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2022 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

($ in thousands)	3/29/23	12/28/22
Assets
Current assets
Cash and cash equivalents	$8,895	$3,523
Investments	3,051	1,746
Receivables, net	23,443	25,576
Inventories	3,253	5,538
Assets held for sale	2,312	1,403
Prepaid and other current assets	9,877	12,529
Total current assets	50,831	50,315
Property, net	92,205	94,469
Finance lease right-of-use assets, net	6,117	6,499
Operating lease right-of-use assets, net	123,013	126,065
Goodwill	72,142	72,740
Intangible assets, net	94,622	95,034
Deferred financing costs, net	2,179	2,337
Other noncurrent assets	39,338	50,876
Total assets	$480,447	$498,335

Liabilities
Current liabilities
Current finance lease liabilities	$1,514	$1,683
Current operating lease liabilities	15,230	15,310
Accounts payable	18,251	19,896
Other current liabilities	50,407	56,762
Total current liabilities	85,402	93,651
Long-term liabilities
Long-term debt	264,000	261,500
Noncurrent finance lease liabilities	9,237	9,555
Noncurrent operating lease liabilities	120,140	123,404
Liability for insurance claims, less current portion	7,138	7,324
Deferred income taxes, net	7,673	7,419
Other noncurrent liabilities	31,859	32,598
Total long-term liabilities	440,047	441,800
Total liabilities	525,449	535,451

Shareholders' deficit
Common stock	655	650
Paid-in capital	142,258	142,136
Deficit	(41,132)	(41,729)
Accumulated other comprehensive loss, net	(42,340)	(42,697)
Treasury stock	(104,443)	(95,476)
Total shareholders' deficit	(45,002)	(37,116)
Total liabilities and shareholders' deficit	$480,447	$498,335

Debt Balances
Credit facility revolver due 2026	$264,000	$261,500
Finance lease liabilities	10,751	11,238
Total debt	$274,751	$272,738

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
($ in thousands, except per share amounts)	3/29/23	3/30/22
Revenue:
Company restaurant sales	$53,452	$43,976
Franchise and license revenue	64,019	59,131
Total operating revenue	117,471	103,107
Costs of company restaurant sales, excluding depreciation and amortization	46,492	38,625
Costs of franchise and license revenue, excluding depreciation and amortization	32,387	30,669
General and administrative expenses	20,118	16,958
Depreciation and amortization	3,656	3,548
Operating (gains), losses and other charges, net	(1,329)	—
Total operating costs and expenses, net	101,324	89,800
Operating income	16,147	13,307
Interest expense, net	4,505	2,960
Other nonoperating expense (income), net	10,093	(19,615)
Income before income taxes	1,549	29,962
Provision for income taxes	952	8,107
Net income	$597	$21,855

Net income per share - basic	$0.01	$0.35
Net income per share - diluted	$0.01	$0.34

Basic weighted average shares outstanding	57,638	63,343
Diluted weighted average shares outstanding	57,840	63,580

Comprehensive income	$954	$27,636

General and Administrative Expenses
Corporate administrative expenses	$14,179	$11,383
Share-based compensation	3,094	4,015
Incentive compensation	2,387	2,119
Deferred compensation valuation adjustments	458	(559)
Total general and administrative expenses	$20,118	$16,958

DENNY’S CORPORATION
Reconciliation of Net Income and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance and liquidity on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. Adjusted EBITDA is also used in the calculation of financial covenant ratios in accordance with the Company’s credit facility. Adjusted Free Cash Flow is also used as a non-GAAP liquidity measure by Management to assess the Company’s ability to generate cash and plan for future operating and capital actions. Management believes that the presentation of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share and Adjusted Free Cash Flow provide useful information to investors and analysts about the Company’s operating results, financial condition or cash flows. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income, net income per share, net cash provided by (used in) operating activities, or other financial performance and liquidity measures prepared in accordance with GAAP.

	Quarter Ended
($ in thousands)	3/29/23	3/30/22
Net income	$597	$21,855
Provision for income taxes	952	8,107
Operating (gains), losses and other charges, net	(1,329)	—
Other nonoperating expense (income), net	10,093	(19,615)
Share-based compensation expense	3,094	4,015
Deferred compensation plan valuation adjustments	458	(559)
Interest expense, net	4,505	2,960
Depreciation and amortization	3,656	3,548
Cash payments for restructuring charges and exit costs	(590)	(173)
Cash payments for share-based compensation	(2,963)	(2,454)
Adjusted EBITDA	$18,473	$17,684

DENNY’S CORPORATION
Reconciliation of Net Income and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures (Continued)
(Unaudited)
	Quarter Ended
($ in thousands)	3/29/23	3/30/22
Net cash provided by (used in) operating activities	$16,153	$(7,064)
Capital expenditures	(1,304)	(2,778)
Cash payments for restructuring charges and exit costs	(590)	(173)
Cash payments for share-based compensation	(2,963)	(2,454)
Deferred compensation plan valuation adjustments	458	(559)
Other nonoperating expense (income), net	10,093	(19,615)
Gains (losses) on investments	5	(65)
Gains (losses) on early termination of debt and leases	—	(24)
Amortization of deferred financing costs	(159)	(158)
Gains (losses) and amortization on interest rate swap derivatives, net	(10,662)	20,253
Interest expense, net	4,505	2,960
Cash interest expense, net (1)	(4,103)	(3,726)
Deferred income tax expense	(133)	(4,436)
Provision for income taxes	952	8,107
Income taxes paid, net	(489)	(449)
Changes in operating assets and liabilities, excluding acquisitions and dispositions
Receivables	(1,814)	3,567
Inventories	(2,284)	4,768
Other current assets	(2,652)	(3,451)
Other noncurrent assets	(1,119)	(4,085)
Operating lease assets and liabilities	246	244
Accounts payable	1,131	2,405
Other accrued liabilities	6,534	14,964
Other noncurrent liabilities	772	2,500
Adjusted Free Cash Flow	$12,577	$10,731

(1)	Includes cash interest income, net and cash receipts of approximately $0.2 million for dedesignated interest rate swap derivatives for the quarter ended March 29, 2023. Includes cash interest expense, net and cash payments of approximately $0.9 million for dedesignated interest rate swap derivatives for the quarter ended March 30, 2022.

DENNY’S CORPORATION
Reconciliation of Net Income and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures (Continued)
(Unaudited)
	Quarter Ended
($ in thousands, except per share amounts)	3/29/23	3/30/22
Adjusted EBITDA	$18,473	$17,684
Cash interest expense, net (1)	(4,103)	(3,726)
Cash paid for income taxes, net	(489)	(449)
Cash paid for capital expenditures	(1,304)	(2,778)
Adjusted Free Cash Flow	$12,577	$10,731

Net income	$597	$21,855
(Gains) losses and amortization on interest rate swap derivatives, net	10,662	(20,253)
(Gains) losses on sales of assets and other charges, net	(1,522)	(146)
Impairment charges	129	—
Tax effect (2)	(2,410)	5,528
Adjusted Net Income	$7,456	$6,984

Diluted weighted average shares outstanding	57,840	63,580

Net Income Per Share - Diluted	$0.01	$0.34
Adjustments Per Share	$0.12	$(0.23)
Adjusted Net Income Per Share	$0.13	$0.11

(1)	Includes cash interest income, net and cash receipts of approximately $0.2 million for dedesignated interest rate swap derivatives for the quarter ended March 29, 2023. Includes cash interest expense, net and cash payments of approximately $0.9 million for dedesignated interest rate swap derivatives for the quarter ended March 30, 2022.
(2)	Tax adjustments for the quarter ended March 29, 2023 reflect an effective tax rate of 26.0%. Tax adjustments for the quarter ended March 30, 2022 reflect an effective tax rate of 27.1%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

The Company defines Restaurant-level Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. Restaurant-level Operating Margin is presented as a percent of total operating revenue. The Company excludes general and administrative expenses, which include primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at their corporate office. The Company excludes depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. The Company excludes special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of its ongoing operating performance and a more relevant comparison to prior period results.

Restaurant-level Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. The Company defines Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and presents it as a percent of company restaurant sales. The Company defines Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise and other fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and presents it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and operating (gains), losses and other charges, net. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with GAAP. Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded items and are not indicative of the overall results for the Company.

	Quarter Ended
($ in thousands)	3/29/23	3/30/22
Operating income	$16,147	$13,307
General and administrative expenses	20,118	16,958
Depreciation and amortization	3,656	3,548
Operating (gains), losses and other charges, net	(1,329)	—
Restaurant-level Operating Margin	$38,592	$33,813

Restaurant-level Operating Margin consists of:
Company Restaurant Operating Margin (1)	$6,960	$5,351
Franchise Operating Margin (2)	31,632	28,462
Restaurant-level Operating Margin	$38,592	$33,813

(1)	Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of franchise and license revenue, excluding depreciation and amortization; less franchise and license revenue.
(2)	Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of company restaurant sales, excluding depreciation and amortization; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
($ in thousands)	3/29/23		3/30/22
Company restaurant operations: (1)
Company restaurant sales	$53,452	100.0%	$43,976	100.0%
Costs of company restaurant sales, excluding depreciation and amortization:
Product costs	14,039	26.3%	11,244	25.6%
Payroll and benefits	20,240	37.9%	17,086	38.9%
Occupancy	4,094	7.7%	3,240	7.4%
Other operating costs:
Utilities	2,057	3.8%	1,577	3.6%
Repairs and maintenance	889	1.7%	825	1.9%
Marketing	1,395	2.6%	1,207	2.7%
Legal settlements	109	0.2%	277	0.6%
Other direct costs	3,669	6.9%	3,169	7.2%
Total costs of company restaurant sales, excluding depreciation and amortization	$46,492	87.0%	$38,625	87.8%
Company restaurant operating margin (non-GAAP) (2)	$6,960	13.0%	$5,351	12.2%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$30,027	46.9%	$26,525	44.9%
Advertising revenue	19,668	30.7%	18,206	30.8%
Initial and other fees	4,990	7.8%	4,507	7.6%
Occupancy revenue	9,334	14.6%	9,893	16.7%
Total franchise and license revenue	$64,019	100.0%	$59,131	100.0%

Costs of franchise and license revenue, excluding depreciation and amortization:
Advertising costs	$19,668	30.7%	$18,206	30.8%
Occupancy costs	5,672	8.9%	6,377	10.8%
Other direct costs	7,047	11.0%	6,086	10.3%
Total costs of franchise and license revenue, excluding depreciation and amortization	$32,387	50.6%	$30,669	51.9%
Franchise operating margin (non-GAAP) (2)	$31,632	49.4%	$28,462	48.1%

Total operating revenue (4)	$117,471	100.0%	$103,107	100.0%
Total costs of operating revenue (4)	78,879	67.1%	69,294	67.2%
Restaurant-level operating margin (non-GAAP) (4)(2)	$38,592	32.9%	$33,813	32.8%

Other operating expenses: (4)(2)
General and administrative expenses	$20,118	17.1%	$16,958	16.4%
Depreciation and amortization	3,656	3.1%	3,548	3.4%
Operating (gains), losses and other charges, net	(1,329)	(1.1)%	—	—%
Total other operating expenses	$22,445	19.1%	$20,506	19.9%

Operating income (4)	$16,147	13.7%	$13,307	12.9%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with GAAP.
(3)		As a percentage of franchise and license revenue.
(4)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Denny's		Keke's (2)
Changes in Same-Restaurant Sales (1)	Quarter Ended		Quarter Ended
(Increase vs. prior year)	3/29/23	3/30/22	3/29/23	3/30/22
Company Restaurants	11.4%	30.6%	N/A	N/A
Domestic Franchise Restaurants	8.1%	22.8%	N/A	N/A
Domestic System-wide Restaurants	8.4%	23.3%	N/A	N/A

Average Unit Sales
($ in thousands)
Company Restaurants	$762	$682	$466	N/A
Franchised Restaurants	$452	$404	$491	N/A

(1)	Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, initial and other fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.
	Keke's comparable same-restaurant sales will not be reported for the first year following the acquisition.
(2)	Effective July 20, 2022, the Company acquired Keke's, as such the data represents post-acquisition results.

Restaurant Unit Activity	Denny's			Keke's
		Franchised			Franchised
	Company	& Licensed	Total	Company	& Licensed	Total
Ending Units December 28, 2022	66	1,536	1,602	8	46	54
Units Opened	—	5	5	—	—	—
Units Closed	—	(13)	(13)	—	—	—
Net Change	—	(8)	(8)	—	—	—
Ending Units March 29, 2023	66	1,528	1,594	8	46	54

Equivalent Units
Year-to-Date 2023	65	1,529	1,594	8	46	54
Year-to-Date 2022	64	1,572	1,636	—	—	—
Net Change	1	(43)	(42)	8	46	54